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                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                          SEC File No. 333-42365



FIRST PROSPECTUS SUPPLEMENT DATED APRIL 23, 1998
TO PROSPECTUS DATED APRIL 9, 1998

                          SMARTALK TELESERVICES, INC.

                 5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

     This prospectus supplement amends and supplements the Prospectus dated April 9, 1998 (the "Prospectus"), relating to the 5 3/4% Convertible Subordinated Notes Due 2004 and the shares of common stock, no par value, of SmarTalk TeleServices, Inc., a California corporation, that are issuable upon conversion of the Notes. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     The Prospectus is hereby amended to modify the Selling Securityholders table on pages 25-28 of the Prospectus to add the following information to the end thereof:

     The table below sets forth information as of April 23, 1998 concerning beneficial ownership of the Notes of the Selling Securityholders listed therein. All information concerning beneficial ownership has been furnished by such Selling Securityholders.

                                                             PRINCIPAL         COMMON
                                            PRINCIPAL        AMOUNT OF         STOCK           COMMON
                                            AMOUNT OF      NOTES OFFERED    OWNED PRIOR     STOCK OFFERED
     NAME OF SELLING SECURITYHOLDER        NOTES OWNED        HEREBY       TO OFFERING(1)     HEREBY(2)
     ------------------------------        -----------     -------------   --------------   -------------
Baptist Health of So. Florida............  $    26,000(3)   $    26,000           990              990
Boston Museum of Fine Arts...............       11,000(3)        11,000           419              419
Donaldson, Lufkin & Jenrette Securities
  Corporation............................    7,731,000(3)     7,731,000       294,514          294,514
Dunham & Associates Fund II..............        7,000(3)         7,000           267              267
Dunham & Associates Fund III.............        7,000(3)         7,000           267              267
Engineers Joint Pension Fund.............       38,000(3)        38,000         1,448            1,448
Merrill Lynch International Ltd..........    9,550,000(3)     9,550,000       363,809          363,809
Nicholas-Applegate Income & Growth
  Fund...................................      387,000(3)       387,000        14,743           14,743
San Diego City Retirement................      107,000(3)       107,000         4,076            4,076
San Diego County.........................      327,000(3)       327,000        12,457           12,457
Smith Barney Inc.........................   11,710,000       11,710,000       446,095          446,095
Wake Forest University...................       90,000(3)        90,000         3,429            3,429

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(1) Comprises the shares of Common Stock into which the Notes held by such
    Selling Securityholders are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The conversion rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholders at the initial conversion rate and the offering of such shares by such Selling Securityholders pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Represents additional Notes not previously listed. This amount is in addition to the amount listed as being beneficially owned by such Selling Securityholder in the Prospectus dated April 9, 1998.

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